TEMPUR SEALY ANNOUNCES EXECUTIVE PROMOTIONS

LEXINGTON, KY, December 23, 2019 – Tempur Sealy International, Inc. (NYSE: TPX, “Company”) announced today the promotion of several executives in the management team, effective January 1, 2020.

Cliff Buster was promoted to President, U.S. Direct to Consumer. Cliff will champion all of Tempur Sealy’s U.S. direct sales including Tempur-Pedic retail stores, Sleep Outfitters retail stores, e-commerce sales, and other direct channels.

Steve Rusing was promoted to President, U.S. Sales. Steve will oversee all of Tempur Sealy’s U.S. sales divisions including all third-party and emerging channel retail relationships.

Tom Murray was promoted to Executive Vice President, Chief Marketing Officer, U.S. Tom will lead all Tempur Sealy’s U.S. new product development, product marketing, marketing communications, and customer marketing activities.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “These executives have played key roles in the success of the Tempur Sealy business in the past. But more importantly, I am confident they are the leaders who will help lead Tempur Sealy into the future and meet the Company’s business needs going forward.”

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com